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                                                                    EXHIBIT 99.1


                                                                    NEWS RELEASE


FOR IMMEDIATE RELEASE                 CONTACT:    Jay LaMarche
                                                  Chief Financial Officer
                                                  (617) 494-0400

                                                  Jennifer LaVin
                                                  Bridge Communications
                                                  (212) 554-4158

                                                  Lori Kraut
                                                  Hoechst Marion Roussel US
                                                  (908) 231-5752


               HOECHST MARION ROUSSEL TO ACQUIRE ARIAD'S INTEREST
                            IN GENOMICS JOINT VENTURE

             ARIAD TO RECEIVE RIGHTS FROM OSTEOPOROSIS COLLABORATION

            FRANKFURT, GERMANY AND CAMBRIDGE, MA, OCTOBER 12, 1999 -- Hoechst Marion Roussel, the pharmaceutical company of Hoechst AG, and ARIAD Pharmaceuticals, Inc. (Nasdaq: "ARIA") today announced that Hoechst Marion Roussel Inc. intends to purchase ARIAD's 50% ownership interest in the Hoechst-ARIAD Genomics Center, LLC, a joint venture created in 1997.

ARIAD and Hoechst Marion Roussel established the Hoechst-ARIAD Genomics Center to pursue functional genomics based upon state-of-the-art technologies in molecular and cellular




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genetics and bioinformatics. The center's goal is to analyze human genes and identify those genes that encode novel therapeutic proteins or targets for small-molecule drug discovery.

ARIAD and HMR began collaborating on the discovery and development of drugs to treat osteoporosis and related bone diseases in 1995. The collaboration has focused on developing novel, small-molecule drugs that block the activity of Src, an intracellular signaling protein that is critical to the osteoporosis disease process.

                  Under the terms of an agreement outlined in a letter of intent signed today, upon closing of the sale ARIAD will receive $40 million in cash; return of approximately three million shares of ARIAD series B convertible preferred stock; forgiveness of approximately $2 million of long-term debt held by Hoechst Marion Roussel; and rights to compounds and related technologies resulting from a collaboration on the development of Src tyrosine kinase inhibitors. Hoechst Marion Roussel will receive certain payments related to approval and commercial sale of Src inhibitors. ARIAD will be advanced $5 million of the purchase price immediately. Closing of the sale is expected before year-end 1999, pending execution of definitive agreements and approval under the Hart-Scott-Rodino Anti-Trust Improvement Act of 1976.

"Sole ownership of the Hoechst-ARIAD Genomics Center will further enhance our drug discovery capabilities by affording us exclusive access to technologies required to analyze human genes and identify novel therapeutic targets," said Frank L. Douglas, M.D., member of the board and head of Drug Innovation and Approval for Hoechst Marion Roussel.

"This transaction with Hoechst Marion Roussel is the first step in redefining our business. This restructuring of our relationship with Hoechst Marion Roussel will allow ARIAD to focus on near-term development programs and its own products with the goal of bringing one of our proprietary osteoporosis drug candidates to the clinic as soon as possible," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD.

Hoechst Marion Roussel, a world leader in pharmaceutical-based health care, is dedicated to extending and enhancing human life through the discovery, development, manufacture and



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sale of pharmaceutical products. Its major products are among the world's leading therapies for allergic, metabolic, and central nervous systems disorders and cardiovascular and infectious diseases. Based in Frankfurt, Germany, Hoechst Marion Roussel is the pharmaceutical company of Hoechst AG, an international company that focuses on life sciences.

ARIAD Pharmaceuticals (www.ariad.com) is engaged in the discovery and development of novel therapeutics based on signal transduction technology. ARIAD is developing small-molecule drugs to block intracellular signaling pathways that play a critical role in major diseases, including osteoporosis and various immune-related disorders. ARIAD is also developing ARGENT(TM), a proprietary gene regulation technology for orally active protein therapy and cellular immunotherapy that utilizes small-molecule drugs to control intracellular signaling pathways in engineered cells.

Some of the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, which include, but are not limited to, risks and uncertainties regarding the successful completion of the sale of ARIAD's interest in the Genomics Center under the terms described above, if at all, ARIAD's preclinical studies, the ability of ARIAD to conduct clinical trials of its products and the success of such trials, as well as risks and uncertainties relating to economic conditions, markets, products, competition, intellectual property, services and prices, key employees, future capital needs, dependence on our collaborators and other factors under the heading "Cautionary Statement Regarding Forward-Looking Statements" in ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 filed with the Securities and Exchange Commission.

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